FOR IMMEDIATE RELEASE

Contact:     Brigid M. Smith
             Citizens Utilities
             (203) 329-5042

CITIZENS UTILITIES TO ACQUIRE ALLTEL TELEPHONE PROPERTIES


Stamford, Connecticut, November 29, 1994 -- Citizens Utilities announced today that it has entered into a definitive agreement with ALLTEL Corporation to acquire approximately 109,000 telephone access lines, and cable television systems serving 7,000 subscribers, in Arizona, California, Nevada, Oregon, New Mexico, Tennessee, Utah and West Virginia.

Consideration for the transaction will be cash, assumed debt of approximately $32 million, and the transfer of 3,600 Citizens telephone access lines, for an aggregate transaction value of
approximately $290 million.   Citizens currently provides
telecommunications service in six of the eight states in which the properties are located. The transfer of ownership will occur on a state-by-state basis, as necessary regulatory approvals are received.

Leonard Tow, Citizens' chairman and chief executive officer, said, "This acquisition fits Citizens' strategy of acquiring and operating telecommunications, natural gas, electric, water and wastewater businesses in small and medium-size communities that are experiencing above-average population and job growth.

"Our commitment to providing these communities with the most advanced technology, products and services is the key to superior growth in the telecommunications business. As more people migrate from urban America in search of a better quality of life for their families, they are moving to areas like those we serve," Mr. Tow said.

Mr. Tow added, "From the outset, this transaction will produce increases in earnings, earnings per share and cash flow for our shareholders and will further Citizens' unparalleled financial performance."




ALLTEL (NYSE: AT) is a telecommunications and information services company. Its subsidiaries provide local telephone service, cellular telephone service, information services and other related services.

Citizens Utilities (NYSE: CZNA, CZNB) is a growing diversified company providing telecommunications, natural gas, electric, water and wastewater treatment services to customers in 17 states. Citizens also has a significant investment in Centennial Cellular Corp., a cellular telephone company, and owns and operates Electric Lightwave, Inc., a competitive telephone access provider.



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